Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

Cartesian Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, par value $0.0001 per share(1)	Rule 457(c)	6,501,150(2)	$16.6302(3)	$108,115,424.73(3)	0.0001476	$15,957.84
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts					$108,115,424.73		$15,957.84
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$15,957.84

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such an indeterminate amount of shares of common stock, par value $0.0001 per share (“Common Stock”), as may become issuable to prevent dilution resulting from stock splits, stock dividends and similar events.

(2)
The amount registered consists of up to (i) 3,563,247 shares of Common Stock, and (ii) 2,937,903 shares of Common Stock issuable upon the conversion of 2,937,903 shares of Series B Non-Voting Convertible Preferred Stock, par value $0.0001 per share.

(3)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the shares of Common Stock on the Nasdaq Global Market on July 30, 2024 (such date being within five business days of the date that this registration statement was first filed with the Securities and Exchange Commission, in accordance with Rule 457(c) under the Securities Act).